SUN LIFE INVESTMENTS LLC
EMPLOYEE STOCK PURCHASE PLAN
FEBRUARY 1, 2019

ARTICLE 1 INTRODUCTION…………………………………….…………………………….1
1.1 Purpose…………………………………………………………………………….1
1.2 Stock Purchase Plan……………………………………………………………….1
1.3 Effective Date and Term…………………………………………………………..1
1.4 Stock Subject to Plan……………………………………………………………...1
1.5 Administrative Responsibilities…………………………………………………...1

ARTICLE 2 DEFINITIONS………………………………………………………………………2

ARTICLE 3 ENROLLMENT AND CONTRIBUTIONS………………………………………...4
3.1 Eligibility for Enrollment………………………………………………………….4
3.2 Enrollment Procedure……………………………………………………………..4
3.3 Contributions……………………………………………………………………...5
3.4 Payroll Contribution Accounts……………………………………………………5

ARTICLE 4 GRANT AND EXERCISE OF OPTION…………………………………………...5
4.1 Grant of Option; Terms……………………………………………………………5
4.2 Purchase of SLF Stock; Price……………………………………………………..6
4.3 Custodial Accounts………………………………………………………………..7
4.4 No Interest on Account Balances………………………………………………….7

ARTICLE 5 CESSATION OF ENROLLMENT…………………………………………………7
5.1 Cessation of Enrollment…………………………………………………………..7
5.2 Distributions to Employee………………………………………………………...9

ARTICLE 6 PLAN ADMINISTRATION……………………………………………………….10
6.1 Committee………………………………………………………………………..10
6.2 Committee Powers……………………………………………………………….10
6.3 Committee Actions………………………………………………………………10
6.4 Member Who is Participant……………………………………………………...11
6.5 Information Required from Employer…………………………………………...11
6.6 Information Required from Employees………………………………………….11
6.7 Uniform Rules and Administration………………………………………………11

ARTICLE 7 AMENDMENT AND TERMINATION…………………………………………..11
7.1 Amendment………………………………………………………………………11
7.2 Termination………………………………………………………………………12
7.3 Rights Upon Termination………………………………………………………..12

ARTICLE 8 GENERAL PROVISIONS………………………………………………………...12
8.1 No Transfer or Assignment………………………………………………………12
8.2 Equal Rights and Privileges……………………………………………………...13
8.3 Rights as Stockholder……………………………………………………….…...13
8.4 Rights as Employee………………………………………………………………13
8.5 Costs……………………………………………………………………………...13
8.6 Liability for Taxes………………………………………………………………..13
8.7 Reports…………………………………………………………………………...13
8.8 Governmental Approval………………………………………………………….13
8.9 Stockholder Approval……………………………………………………………14
8.10 Conditions Upon Purchase of Shares…………………………………………….14
8.11 Sun Life Financial Securities Trading Policy……………………………………14
8.12 Applicable Law…………………………………………………………………..14
8.13 Number…………………………………………………………………………..14
8.14 Headings…………………………………………………………………………14

SUN LIFE INVESTMENTS LLC
EMPLOYEE STOCK PURCHASE PLAN
ARTICLE 1
INTRODUCTION.
1.1	Purpose.
Sun Life Investments LLC (the “Company”) hereby establishes the Plan to provide eligible Employees the opportunity to acquire stock in Sun Life Financial Inc. at a discount and thereby provide such Employees with an additional incentive to contribute to the long term profitability and success of Sun Life Financial Inc. The Plan is for the exclusive benefit of eligible Employees of the Company and any Participating Subsidiaries.
1.2	Stock Purchase Plan.
The Plan is a stock purchase plan that is intended to satisfy all requirements of Section 423 of the Code. Any provision of the Plan inconsistent with Section 423 of the Code will, without further act or amendment by the Company, be reformed to comply with Section 423 of the Code.
1.3	Effective Date and Term.
The Plan is effective February 1, 2019, pursuant to approval of the Plan by the stockholders of the Company. The Plan shall continue in effect until terminated in accordance with Section 7.2.
1.4	Stock Subject to Plan.
(a)
The SLF Stock subject to purchase under the Plan shall be acquired in the open market by the Custodian. The aggregate number of shares of SLF Stock that may be purchased under the Plan shall not exceed 50,000 shares. All shares of SLF Stock purchased under the Plan other than shares purchased as a result of the reinvestment of dividends will count towards this limitation. If, on a given Exercise Date, the number of shares which are to be purchased exceeds the number of shares then available under the Plan, the Committee shall make a pro-rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)
In case of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other change in the capital structure of Sun Life Financial Inc., the Committee shall make such adjustment as it deems appropriate in the number, kind, and purchase price of shares available for purchase under the Plan so that the aggregate consideration payable by the Employers, and the value of the benefit to Employees, shall not be changed.

1.5	Administrative Responsibilities.
For all administrative purposes, the Committee may designate a Subsidiary Corporation or another corporation affiliated with the Company to perform some or all of the administrative responsibilities under the Plan.
ARTICLE 2
DEFINITIONS.
For purposes of the Plan, the following words and phrases, whether or not capitalized, have the meanings specified below, unless the context plainly requires a different meaning:
“Board” means the Board of Directors from time to time of the Company.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations thereunder.
“Committee” means the Benefit Plans Committee of Sun Life Financial (U.S.) Services Company, Inc. established under its Sun Advantage Savings and Investment Plan.
“Company” means Sun Life Investments LLC and its successors and assigns.
“Compensation” means regular salary and earnings (including shift earnings) paid to an Employee by an Employer and shall not include overtime, bonuses, commissions, sales draws, severance and other termination payments, or any other remuneration paid to the Employee. Compensation is the Employee’s “gross” amount of regular salary and earnings that is paid and not the “net” amount after the Employer deducts all the Employee’s applicable payroll deductions. (For greater certainty, if an Employee is paid less than 100% of his or her regular salary and earnings because he or she is on a paid or unpaid leave of absence, Compensation is limited to the amount that is paid.) The includable and excludable types of Compensation shall be determined by an Employer in its sole discretion based on its human resources information systems records.
“Custodial Account” means the non-interest bearing bookkeeping account maintained on behalf of the Employee to which SLF Stock purchased under Sections 4.2 and 4.3 and dividends (net of withholding) shall be allocated and from which shares of SLF Stock shall be deducted as they are distributed in accordance with Section 5.2.
“Custodian” means the custodian for the Plan appointed by the Committee.
“Employee” means any common law employee of an Employer who is not an Excluded Employee.
“Employer” means the Company or a Participating Subsidiary.
“Excluded Employee” means: (a) a leased employee (as defined below); (b) an individual who provides services to an Employer pursuant to a contract, agreement, or arrangement which designates the individual as an independent contractor or consultant, or which excludes the individual from participation in the Plan; (c) an individual who provides services to an Employer pursuant to a contract, agreement, or arrangement between the Employer and a third party; and (d) an individual who is compensated, directly or indirectly, by an Employer and whose compensation is treated by the Employer at the time of payment as not being subject to the Employer’s tax withholding obligations under the Code. For purposes of this definition, a “leased employee” means any person who is not an employee of an Employer, but who has provided services for an Employer under primary direction or control by the Employer, on a substantially full-time basis for a period of at least one year, pursuant to an agreement between the Employer and a leasing organization.
“Exercise Date” means the last day of the Offering Period; provided however, that if the New York Stock Exchange is not open on the last day of the Offering Period, the day immediately preceding the last day of the Offering Period on which the New York Stock Exchange is open shall be the Exercise Date. The first Exercise Date under the Plan shall be September 30, 2019.
“Fair Market Value” means, with respect to shares of SLF Stock as of a particular day, the fair market value as determined by the Committee based on the last sales price of the shares as reported on the New York Stock Exchange.
“Offering Date” means the first day of the Offering Period. The first Offering Date under the Plan shall be April 1, 2019.
“Offering Period” means (a) the second and third quarters of the calendar year and (b) the fourth quarter of the calendar year and the first quarter of the next calendar year (i.e., April through September and October through March are each an Offering Period). An April through September Offering Period shall end on the last day of September and an October through March Offering Period shall end on the last day of March. The first Offering Period under the Plan shall be the second and third quarters of 2019.
“Parent Corporation” means any corporation (determined in accordance with Section 7701 of the Code) in an unbroken chain of corporations ending with the Employer if, at the time an option is granted, each of the corporations other than the Employer owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
“Participating Subsidiary” means any present or future Subsidiary Corporation that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary Corporation, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders.
“Payroll Contribution Account” means the non-interest bearing bookkeeping account maintained on behalf of the Employee under Section 3.4 to which payroll contributions under the Plan are credited and from which amounts are withdrawn to exercise options as of an Exercise Date.
“Plan” means the Sun Life Investments LLC Employee Stock Purchase Plan, as described in this document and as amended from time to time. In administering the Plan, it may be referred to as the Sun Life Financial U.S. Employee Stock Purchase Plan.
“SLF Stock” means the common stock of Sun Life Financial Inc. (NYSE ticker SLF).
“Subsidiary Corporation” means any corporation (determined in accordance with Section 7701 of the Code) in an unbroken chain of corporations beginning with the Employer if, at the time an option is granted, each of the corporations other than the last corporation owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
ARTICLE 3
ENROLLMENT AND CONTRIBUTIONS.
3.1	Eligibility for Enrollment.
(a)
An Employee may enroll in the Plan for an Offering Period unless (i) on the Offering Date of the Plan’s first Offering Period, the Employee is suspended from making employee 401(k) deferral contributions to the Company’s Sun Advantage Savings and Investment Plan because he or she previously made a hardship withdrawal from such Plan, or (ii) the Employee would, immediately upon enrollment, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Employer, a Parent Corporation, or a Subsidiary Corporation, determined in accordance with Section 424(d) of the Code.

(b)	The Committee or its designee will notify an Employee that the Employee is first eligible to enroll in the Plan within a sufficient time before the Employee must elect to participate in the Plan.
3.2	Enrollment Procedure.
(a)
To enroll in the Plan for an Offering Period, an Employee must make an election with the Employer (or its designee) and elect to make contributions under the Plan in accordance with Section 3.3 (i) in such form and manner (including electronically through a website) as determined and communicated by the Committee and (ii) a specified number of days (as determined and communicated by the Committee) prior to the start of an Offering Period.

(b)	An Employee whose enrollment in and contributions under the Plan continue throughout an Offering Period will automatically be enrolled in the Plan for the next Offering Period unless:
(i)	the Employee timely elects to cease participation in the Plan with the Employer (or its designee) before the Offering Date for the next Offering Period in accordance with Section 5.1(a)(i),
(ii)	the Employee elects to cease payroll contributions during a current Offering Period in accordance with Section 5.1(a)(ii),
(iii)	the Employee elects to withdraw payroll contributions credited to his or her Payroll Contributions Account in accordance with Section 5.1(a)(iii), or
(iv)	on the Offering Date the Employee is not eligible to participate in accordance with Section 3.1.
The contribution rate for an Employee who is automatically enrolled for an Offering Period pursuant to this Section will be the contribution rate in effect for the immediately preceding Offering Period, unless the Employee makes an election with the Employer (or its designee) to change the contribution rate in accordance with Section 3.3(d).
3.3	Contributions.
(a)
To enroll for the first time in the Plan for an Offering Period, an Employee must elect to make a contribution under the Plan, subject to the terms and conditions prescribed below, by means of payroll deduction for each payroll period within the Offering Period.

(b)
An Employee may elect to make payroll contributions in a whole percentage of Compensation per Offering Period which is not less than 1% and not more than 15% (or such other maximum percentage as the Committee may establish from time to time and communicate to Employees before the Offering Date). An Employee shall not be permitted to make any payments in cash or check or any other form which is not made through payroll deductions.

(c)	Payroll deductions will commence with the first payroll period that begins within the Offering Period and will be made in conformity with the Employer’s payroll deduction schedule and practices.
(d)
Unless the Committee permits under uniform rules established by the Committee, and except as provided in Section 5.1, an Employee may, by giving notice to the Employer (or its designee) a specified number of days (as determined and communicated by the Committee) prior to the start of an Offering Period, elect to (i) change the contribution rate effective the first payroll period that begins within the Offering Period or (ii) discontinue contributions only as of the beginning of the Offering Period.

3.4	Payroll Contribution Accounts.
All payroll contributions made by an Employee under the Plan will be credited to a Payroll Contribution Account maintained by the Employer on behalf of the Employee. The Employer will make the credit as soon as is administratively reasonable after the contributions are withheld from the Employee’s Compensation. The Employer may use all payroll contributions received or held by it for any corporate purpose unless applicable local law requires that those contributions be segregated from the Employer’s general corporate funds. Until shares of SLF Stock are purchased for an Employee, the Employee will only have the rights of an unsecured creditor with respect to those shares and the payroll contributions held by the Employer to purchase those shares.
ARTICLE 4
GRANT AND EXERCISE OF OPTION.
4.1	Grant of Option; Terms.
Enrollment in the Plan for an Offering Period will constitute the grant by the Employer of an option to purchase SLF Stock under the Plan for such Offering Period. Enrollment in the Plan (whether initial or continuing) for each Offering Period will constitute a new grant of an option to purchase SLF Stock under the Plan for that Offering Period. Notwithstanding anything to the contrary in the Plan, all Employees granted options for an Offering Period shall have the same rights and privileges as required by Section 423(b)(5) of the Code. Each option will be subject to the following terms:
(a)	The option price will be as specified in Section 4.2.
(b)	The option will be exercised automatically as of the Exercise Date for the Offering Period.
(c)
The payment by an Employee for the SLF Stock purchased under an option will be made only from amounts credited to the Employee’s Payroll Contribution Account as a result of payroll deductions in accordance with Section 3.3.

(d)
No Employee shall be granted an option which permits his or her right to purchase shares of SLF Stock under all Code Section 423 employee stock purchase plans of the Employer, Parent Corporations, and Subsidiary Corporations to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Any contribution election in effect that would otherwise exceed such limitation shall be given effect only to the maximum extent such limitation would not be violated.

(e)
No Employee shall be granted an option for an Offering Period which permits his or her right to purchase shares of SLF Stock to exceed 5,000 shares. Any contribution election in effect that would otherwise exceed such limitation shall be given effect only to the maximum extent such limitation would not be violated.

4.2	Purchase of SLF Stock; Price.
(a)
Subject to Section 4.1, as soon as administratively reasonable on or following the Exercise Date, the Custodian will apply the aggregate amount credited to each Employee’s Payroll Contribution Account as of such Exercise Date to purchase in the open market a number of shares of SLF Stock equal to such amount divided by the discounted purchase price for each share that is set forth in Section 4.2(b). The Employer shall pay to the Custodian on behalf of an Employee any additional amount required to purchase the shares in accordance with Section 4.2(b). The shares so purchased for each Employee shall be allocated to the Custodial Account for the Employee. The shares shall be held by the Custodian on behalf of the Employee and registered in the name of a nominee.

All such purchases shall be made by the Custodian through a NYSE participating organization, subject to the other provisions of this Plan, at such time, price, amount and in such manner (including the choice of the broker through which the purchases are to be made) as may be determined by the Custodian. The Custodian shall avoid disrupting the market price for SLF Stock and may, in its discretion, limit the daily volume of its purchase of SLF Stock or make such purchases over several trading days to the extent necessary to do so or as the Custodian otherwise deems to be in the best interests of Sun Life Financial Inc.
(b)
The option price of each share of SLF Stock purchased as of an Exercise Date shall be 90% of the Fair Market Value of the share on such Exercise Date; or such other price designated by the Committee in its sole discretion; provided that such other price may not be lower than 85% of the Fair Market Value of the share on the Exercise Date.

4.3	Custodial Accounts.
All shares of SLF Stock (whole and fractional) purchased on behalf of an Employee as of an Exercise Date shall be credited to such Employee’s Custodial Account, as of such Exercise Date. Dividends (net of any withholding taxes) received with respect to shares held in an Employee’s Custodial Account will be credited to the Employee’s Custodial Account and reinvested in additional shares which shall be purchased by the Custodian in the open market as soon as administratively reasonable following receipt of such net dividend payment by the Custodian.
4.4	No Interest on Account Balances.
No interest or other earnings will be credited to any Payroll Contribution Account with respect to (a) amounts credited thereto during an Offering Period or (b) amounts to be returned to the Employee, nor shall interest or other earnings (except dividends as provided in Section 4.3 above) be credited to any Custodial Account. Neither the Committee nor the Company nor any Employer shall have any obligation to invest or otherwise manage amounts credited to a Payroll Contribution Account or a Custodial Account, other than to apply such amounts to the purchase of SLF Stock in accordance with the terms of the Plan.
ARTICLE 5
CESSATION OF ENROLLMENT.
5.1	Cessation of Enrollment.
(a)	Subject to Section 5.2, an Employee’s enrollment in the Plan will cease under the following circumstances:
(i)
An Employee’s enrollment will cease as of the beginning of the next Offering Period that is a specified number of days (as determined and communicated by the Committee) after the Employee makes an election specifying such future cessation of enrollment in the form and manner (including electronically through a website) determined and communicated by the Committee.

(ii)
In the Committee’s discretion, based on uniform rules and procedures established from time to time by the Committee, an Employee’s enrollment will cease during a current Offering Period and for future Offering Periods if the Employee makes an election specifying the cessation of payroll contributions for such current Offering Period and such election is made more than three months prior to the next Exercise Date. As of the Exercise Date of such Offering Period, SLF Stock shall be purchased with payroll contributions made prior to such cessation of payroll contributions.

(iii)
In the Committee’s discretion, based on uniform rules and procedures established from time to time by the Committee during an Offering Period, an Employee may at any time that is more than three months prior to the next Exercise Date, elect to withdraw all (i.e., 100%) of the payroll contributions credited to his or her Payroll Contribution Account and not yet used to purchase SLF Stock. In such case, the Employee’s enrollment will cease during such Offering Period and all cash credited to the Employee’s Payroll Contribution Account shall be paid to the Employee as soon as is administratively reasonable.

(iv)	(A) Except as provided in Sections 5.1(a)(iv)(B), (C) and (D) below, an Employee’s enrollment will cease on termination of employment with the Employer for any reason, including death.
(B)	If the Employee transfers employment from one Participating Subsidiary to another Participating Subsidiary, the Employee’s enrollment in the Plan will not cease.
(C)
If the Employee transfers employment from a Participating Subsidiary to a Parent Corporation or to a Subsidiary Corporation which is not a Participating Subsidiary, the Employee’s enrollment will cease, provided however, if the next Exercise Date is three months or less after the date of such transfer, any amounts previously contributed to the Employee’s Payroll Contribution Account will be used to purchase SLF Stock in accordance with Section 4.2.

(D)
If the Employee transfers employment from the Employer to Sun Life Financial (U.S.) Services Company, Inc., the Employee’s enrollment will cease, provided, however, any amounts previously contributed to the Employee’s Payroll Contribution Account will be used to purchase SLF Stock in accordance with Section 4.2.

(v)
An Employee’s enrollment will cease as of the date on which the Employee would own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Employer, any Parent Corporation, or any Subsidiary Corporation, determined in accordance with Sections 424(d) of the Code.

(vi)	An Employee’s enrollment will cease upon termination of the Plan.
(b)
An Employee whose enrollment in the Plan ceases under this Section other than by reason of termination of the Plan may again enroll in the Plan as of any subsequent Offering Date if the Employee satisfies the eligibility conditions of Section 3.1 as of such date.

5.2	Distributions to Employee.
(a)
At such time as determined by the Committee, after an Employee’s enrollment in the Plan ceases under Section 5.1(a)(iv)(A) other than as a result of death, the Committee will direct the Employer to distribute to the Employee cash equal to the total cash held in the Payroll Contribution Account, provided however, if the Employee’s termination of employment occurs after the 15th day of the last month of an Offering Period, an amount equal to the cash held in the Employee’s Payroll Contribution Account will be used to purchase SLF Stock in accordance with Section 4.2.

(b)
At such time as determined by the Committee, after the later of (i) the date an Employee’s enrollment in the Plan ceases under Section 5.1(a)(iv)(A) other than as a result of death and (ii) the second anniversary of that Employee’s most recent Offering Date, the Committee will direct the Custodian to distribute to the Employee the whole shares of SLF Stock then credited to the Employee’s Custodial Account plus cash equal to the fair market value of any fractional shares then credited to the Employee’s Custodial Account.

(c)
At such time as determined by the Committee, after the date an Employee’s enrollment in the Plan ceases under Section 5.1(a)(iv)(A) as a result of death, (i) the Committee will direct the Employer to distribute to the Employee’s estate cash equal to the total cash held in the Payroll Contribution Account, and (ii) the Committee will direct the Custodian to distribute to the Employee’s estate the whole shares of SLF Stock then credited to the Employee’s Custodial Account plus cash equal to the fair market value of any fractional shares then credited to the Employee’s Custodial Account.

(d)
At such time as determined by the Committee, after an Employee’s enrollment in the Plan ceases under Section 5.1(a)(vi) (provided that a successor plan is not established), (i) the Committee will direct the Employer to distribute to the Employee cash equal to the total cash held in the Payroll Contribution Account, and (ii) the Committee will direct the Custodian to distribute to the Employee the whole shares of SLF Stock then credited to the Employee’s Custodial Account plus cash equal to the fair market value of any fractional shares then credited to the Employee’s Custodial Account.

(e)
An Employee may from time to time request a cash or in-kind distribution of the shares of SLF Stock then credited to the Employee’s Custodial Account, provided that an in-kind distribution may not include any shares that were credited to the Employee’s Custodial Account on the Exercise Date of an Offering Period if that Offering Period’s Offering Date is less than two years ago. Such distribution will be made as soon as is administratively reasonable.

(f)	Section 5.1(a)(iii) above permits an Employee to request a withdrawal of cash equal to the total amount credited to the Employee’s Payroll Contribution Account.
(g)
If an Employee dies before receiving a distribution under Section 5.2(a), (b), (d), (e), or (f), all shares of SLF Stock and cash amounts payable under that Section to the Employee will be distributed to the Employee’s estate as soon as is administratively reasonable.

(h)
If a distribution of certificates representing the Employee’s shares of SLF Stock is distributed to the Employee (or the Employee’s estate), he or she shall pay the Custodian a reasonable fee determined by the Committee.

(i)
If an Employee (or the Employee’s estate) elects that a distribution be made in cash instead of certificates representing shares of SLF Stock, he or she shall pay and authorizes the Custodian or Employer to withhold any brokerage fee or expense to sell the shares on his or her behalf.

ARTICLE 6
PLAN ADMINISTRATION.
6.1	Committee.
The Plan will be administered by the Committee.
6.2	Committee Powers.
(a)	The Committee will have all powers appropriate to administer the Plan including, but not limited to, the following:
(i)	To determine all questions that may arise under the Plan, including the power to determine the rights or eligibility of an Employee or the Employee’s estate;
(ii)	To construe the terms of the Plan and to remedy ambiguities, inconsistencies or omissions;
(iii)	To adopt such rules of procedure and prescribe such forms as it considers appropriate for the proper administration of the Plan and are consistent with the Plan;
(iv)	To enforce the Plan provisions and any rules of procedure which it adopts;
(v)
To employ agents, attorneys, accountants, actuaries or other persons, and to allocate or delegate to them such powers, rights, and duties as it considers appropriate for the proper administration of the Plan.

(b)	The Committee will have such further powers and duties as may be elsewhere specified in the Plan.
6.3	Committee Actions.
The actions of the Committee may be taken at a meeting by a majority of its members, in writing without a meeting if all members of the Committee sign such writing or by the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and participation in such a meeting in this manner shall constitute attendance and presence in person at the meeting of the person or persons so participating for all purposes. In taking action:
(a)	The Committee may allocate authority to a specific member(s) of the Committee to carry out such duties as the Committee may assign;
(b)	A member of the Committee may by writing delegate any or all of such member’s rights, powers, and duties to any other member of the Committee, with the consent of the latter; and
(c)
The Committee may delegate to any agents such duties and powers, as it deems appropriate, by an instrument in writing which specifies which duties are so delegated and to whom each such duty is so delegated.

6.4	Member Who is Participant.
If a member of the Committee is an Employee, such member may not decide any matter relating to the member’s participation or Accounts or how the Accounts are to be paid to the member that the member would not have the right to decide in the absence of membership on the Committee, and no Employee will receive any compensation for services as a member of the Committee.
6.5	Information Required from Employer.
The Employer will furnish the Committee with such data and information as the Committee deems appropriate to administer the Plan. The records of the Employer as to an Employee’s Compensation will be conclusive on all persons unless determined by the Committee to be clearly incorrect.
6.6	Information Required from Employees.
Each person entitled to benefits under the Plan must furnish the Employer from time to time such person’s mailing address, each change of mailing address, and such other data and information as the Committee deems appropriate to administer the Plan. Any communication, statement, or notice mailed with postage prepaid to any person at the last mailing address filed with the Employer will be binding upon such person for all purposes of the Plan.
6.7	Uniform Rules and Administration.
The Committee will administer the Plan on a nondiscriminatory basis and will apply uniform rules to all persons similarly situated.
ARTICLE 7
AMENDMENT AND TERMINATION.
7.1	Amendment.
(a)	The Company reserves the right to amend the Plan from time to time subject to the following limitations:
(i)
No amendment will be made without the prior approval of the stockholders of the Company if the amendment will (1) increase the number of shares of SLF Stock that may be purchased under the Plan, or (2) materially modify the eligibility conditions or increase the benefits available to Employees under the Plan.

(ii)	No amendment will make any change in an option granted previously and outstanding which adversely affects the rights of an Employee with respect to such option.
(iii)	No amendment will reduce the amount of an Employee’s Payroll Contribution Account or Custodial Account balance.
(iv)	No amendment will be made which will cause the Plan to not satisfy the requirements under Section 423 of the Code.
(b)	The Company hereby delegates to the President of the Company the power to amend the Plan, subject to the limitations of this Section.
7.2	Termination.
The Plan is entirely voluntary on the part of the Company and the continuance of the Plan should not be construed as a contractual obligation of the Company. Accordingly, the Company through its Board reserves the right to terminate the Plan at any time. Unless sooner terminated by the Board, the Plan shall terminate on the date all of the shares specified in Section 1.4(a) are purchased unless additional shares are authorized for the Plan by the stockholders of the Company. No option may be granted under the Plan after the Plan is terminated.
7.3	Rights Upon Termination.
(a)
If the Plan terminates, the Committee may elect to terminate all outstanding options to purchase shares of SLF Stock under the Plan either immediately or upon completion of the purchase of shares as of the next following Exercise Date.

(b)
If the Committee terminates an option to purchase shares prior to the expiration of the option, an amount equal to all amounts contributed to the Plan which remain in an Employee’s Payroll Contribution Account will be returned to the Employee as soon as is administratively reasonable.

ARTICLE 8
GENERAL PROVISIONS.
8.1	No Transfer or Assignment.
The rights of an Employee under the Plan may not be sold, pledged, assigned, or transferred, voluntarily or involuntarily, in any manner other than by will or the laws of descent and distribution. Any such attempted sale, pledge, assignment or transfer shall be without effect. An Employee’s rights and all options granted under the Plan shall only be exercisable during his or her lifetime by such Employee.
8.2	Equal Rights and Privileges.
All Employees who are granted options under the Plan for the Offering Period will have equal rights and privileges with respect to such option.
8.3	Rights as Stockholder.
The grant of an option to purchase shares of SLF Stock under the Plan will not confer upon an Employee any rights as a stockholder of Sun Life Financial Inc. with respect to shares subject to the option. An Employee will become a stockholder with respect to shares subject to an option under the Plan only when the purchase of such shares is completed as of an Exercise Date. At such time, the Employee will receive stockholder rights, including the right to vote and receive dividends.
8.4	Rights as Employee.
The Plan is not a contract of employment, and the grant of an option to purchase shares of SLF Stock under the Plan will not confer upon any Employee the right to be retained in the employ of Company or any Employer. An Employee’s enrollment in the Plan shall constitute a waiver of any and all rights to compensation or damages relating to the cessation of such Employee’s eligibility to participate in the Plan upon termination of the Plan or termination of the Employee’s employment for any reason whatsoever.
8.5	Costs.
All costs and expenses incurred in the administration of the Plan will be paid by the Company and any Participating Subsidiaries. Any brokerage fees or expenses for the sale or transfer of shares by an Employee will be borne by the Employee.
8.6	Liability for Taxes.
Each Employee shall be responsible for, and will indemnify the Employer against, any federal, state, or local income or other applicable taxes, including any interest or penalties relating thereto, to which the Employee may be subject as a result of the Employee’s participation in the Plan or the Employee’s sale of shares acquired thereunder.
8.7	Reports.
The Committee will provide or cause to be provided to each Employee no less frequently than annually a report of the Employee’s contributions under the Plan for the reporting period, the shares of SLF Stock purchased with such contributions, any dividends received with respect to such shares, and shares purchased with respect to such dividends.
8.8	Governmental Approval.
The Plan and any offering or sale made to Employees under the Plan are subject to any governmental requirements, approvals, or consents that are or may become applicable in connection herewith.
8.9	Stockholder Approval.
The Plan (a) is subject to approval (i) by the holders of a majority of the shares of common stock of the Company present in person or by proxy and voting at the meeting at which the Plan is considered or (ii) by written consent of the stockholders, and (b) shall not be effective without such approval.
8.10	Conditions Upon Purchase of Shares.
Shares of SLF Stock shall not be purchased with respect to an option unless the exercise of such option and the purchase and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed.
8.11	Sun Life Financial Securities Trading Policy
The Securities Trading Chapter of Sun Life Financial Inc.’s Disclosure and Securities Trading Policy as in effect from time to time (the “Policy”) may be applicable to an Employee’s exercise of a right under the Plan. Notwithstanding any Plan provision to the contrary, no Employee shall, while in the possession of confidential Material Information (as such term is defined in the Policy), elect to enroll under Section 3.2(a), elect to cease participation under Section 5.1(a)(i), elect to cease payroll contributions under Section 5.1(a)(ii), elect to withdraw payroll contributions under Section 5.1(a)(iii), or elect under Section 5.2(e) a cash distribution of SLF Stock credited to the Employee’s Custodial Account. The Committee may require an Employee to acknowledge that such an election is being made in compliance with the Policy.
8.12	Applicable Law.
The Plan will be governed by the laws of the State of Delaware, without regard to the law of conflicts of such state, to the extent that federal law does not preempt such laws.
8.13	Number.
When the context permits, words in the Plan used in the singular include the plural and words in the plural include the singular.
8.14	Headings.
All headings in the Plan are included solely for ease of reference and do not bear on the interpretation of the text.